Registration No. 333-_________

   ======================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                   ---------------------------------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                        -----------------------------

                           ARVIN INDUSTRIES, INC.
           (Exact name of registrant as specified in its charter)


             INDIANA                                 35-0550190
      (State or other jurisdiction                 (I.R.S. employer
    of incorporation or organization)            identification number)


                              ONE NOBLITT PLAZA
                                  BOX 3000
                        COLUMBUS, INDIANA 47202-3000
                               (812) 379-3000

     (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA
              CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                        -----------------------------


                              Ronald R. Snyder
                Vice President, General Counsel and Secretary
                           Arvin Industries, Inc.
                              One Noblitt Plaza
                                  Box 3000
                        Columbus, Indiana 47202-3000
                               (812) 379-3000


          (Name, address, including zip code and telephone number, including area code, of agent for service)


                           -----------------------

                                  COPY TO:

                            FREDERICK L. HARTMANN
                            SCHIFF HARDIN & WAITE
                            6600 SEARS TOWER
                            CHICAGO, ILLINOIS 60606

                          -------------------------


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please
   check the following box. [   ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
   the same offering. [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
   registration statement for the same offering. [   ]

        If delivery of the prospectus is expected to be made pursuant to
   Rule 434, please check the following box. [   ]

                                                 CALCULATION OF REGISTRATION FEE

                                                                   Proposed           Proposed
                                                Amount             Maximum            Maximum
            Title of Each Class of              to be           Offering Price       Aggregate           Amount of
         Securities to be Registered        Registered<1>        Per Unit<2>     Offering Price<2>    Registration Fee

      Debt Securities<4>  . . . . . . .

      Preferred Shares, without
      par value <5><6>  . . . . . . . .


      Depositary Shares<6>  . . . . . .          <3>                 <3>                <3>

      Common Shares, $2.50 par value,
      and related Preferred Share
      Purchase Rights<7>  . . . . . . .


      Share Purchase Contracts<7> . . .

      Share Purchase Units<7> . . . . .

      Warrants<8>   . . . . . . . . . .

                       TOTAL               $400,000,000<1>        _________       $400,000,000<2>         $111,200


     <1>      In no event will the initial offering price of all securities issued from time to time pursuant to this
              Registration Statement exceed $400,000,000 (or the equivalent, based on the applicable exchange rate at the time of sale, thereof in other currency or currency units if any securities are denominated in, or sold for, other than U.S. dollars). Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

     <2>      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

     <3>      Not applicable pursuant to Form S-3, General Instruction II.D.

     <4>      Subject to note (1), there are being registered hereunder an indeterminate principal amount of Debt
              Securities.  See "Description of the Debt Securities."  If any Debt Securities are being issued at an original issue discount, then the offering shall be in such greater principal amount as shall result in an approximate initial offering price not to exceed $400,000,000, less the amount of any securities previously issued hereunder.  There are also being registered hereunder an indeterminate number of Debt Securities as shall be issuable upon conversion of subordinated Debt Securities or Preferred Shares registered hereby.

     <5>      Subject to note (1), there are being registered hereunder an indeterminate number of Preferred Shares as may be sold, from time to time, by the Registrant.  See "Description of Capital Shares -- Preferred Shares."
              There are also being registered hereunder an indeterminate number of Preferred Shares as shall be issuable upon conversion of subordinated Debt Securities or Preferred Shares registered hereby.

     <6>      Subject to note (1), there are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement.  See "Description of Depositary
              Shares."  In the event the Registrant elects to offer to the public fractional interests in Preferred Shares registered hereunder, the Preferred Shares may be issued to the depositary under a Deposit Agreement, and
              Depositary Receipts will be issued by the depositary.

     <7>      Subject to note (1), there are being registered hereunder an indeterminate number of Common Shares and related Preferred Share Purchase Rights as may be sold, from time to time, by the Registrant.  The aggregate amount of Common Shares registered is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act.  Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Shares.  See "Description of Capital Shares -- Common Shares" and "--
              Preferred Share Purchase Rights."  There are also being registered hereunder an indeterminate number of
              Common Shares and related Preferred Share Purchase Rights as shall be issuable upon conversion of subordinated Debt Securities or Preferred Shares registered hereby.  There are being registered hereunder an indeterminate number of Common Shares as may be issued, from time to time, by the Registrant upon settlement of the Share Purchase Contracts or Share Purchase Units.  See "Description of Share Purchase Contracts and
              Share Purchase Units."

     <8>      Subject to note (1), there are being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Preferred Shares, Common Shares or Debt Securities registered hereby.

              THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO
              DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY
              STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION
              8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH
              DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
   /TABLE

                      SUBJECT TO COMPLETION MAY 7, 1999


   PROSPECTUS
   ----------
   [ARVIN LOGO]

                           ARVIN INDUSTRIES, INC.
                                $400,000,000


                               DEBT SECURITIES
                              PREFERRED SHARES
                              DEPOSITARY SHARES
                                COMMON SHARES
                          SHARE PURCHASE CONTRACTS
                            SHARE PURCHASE UNITS
                                  WARRANTS

                             -------------------

    WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO
                              THIS PROSPECTUS.

     You should read this prospectus and any supplement carefully before you invest.

                             -------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus is _________________, 1999.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                              TABLE OF CONTENTS



                                                                     Page
                                                                     ----
   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        THE SECURITIES WE MAY OFFER  . . . . . . . . . . . . . . . .    1
        DEBT SECURITIES  . . . . . . . . . . . . . . . . . . . . . .    1
        PREFERRED SHARES AND DEPOSITARY SHARES . . . . . . . . . . .    2
        COMMON SHARES  . . . . . . . . . . . . . . . . . . . . . . .    3
        SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS  . . . . .    3
        WARRANTS . . . . . . . . . . . . . . . . . . . . . . . . . .    3

   RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
   COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS  . . . . . .    3

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .    4

   ARVIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .    5

   DESCRIPTION OF THE DEBT SECURITIES  . . . . . . . . . . . . . . .    5

   PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT
        SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .    5
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
        REGISTRATION, TRANSFER AND EXCHANGE  . . . . . . . . . . . .    7
        CONSOLIDATION, MERGER AND SALE OF ASSETS . . . . . . . . . .    7
        MODIFICATION AND WAIVER  . . . . . . . . . . . . . . . . . .    7
        SATISFACTION AND DISCHARGE OF AN INDENTURE . . . . . . . . .    8
        EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . .    9
        BOOK-ENTRY DEBT SECURITIES . . . . . . . . . . . . . . . . .   10
        YEAR 2000 COMPLIANCE . . . . . . . . . . . . . . . . . . . .   14
        INFORMATION CONCERNING THE TRUSTEE . . . . . . . . . . . . .   15
        GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . .   15

   PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES  . . . . .   15
        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .   15
        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .   18

   PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES  . .   20
        SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . .   20
        CONVERSION . . . . . . . . . . . . . . . . . . . . . . . . .   21

   DESCRIPTION OF CAPITAL SHARES . . . . . . . . . . . . . . . . . .   23
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        COMMON SHARES  . . . . . . . . . . . . . . . . . . . . . . .   23
        PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS . . . . . . .   24
        PREFERRED SHARE PURCHASE RIGHTS  . . . . . . . . . . . . . .   26
        PREFERRED SHARES . . . . . . . . . . . . . . . . . . . . . .   27

   DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS    29

   DESCRIPTION OF DEPOSITARY SHARES  . . . . . . . . . . . . . . . .   29
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        DIVIDENDS AND OTHER DISTRIBUTIONS  . . . . . . . . . . . . .   30
        REDEMPTION OF DEPOSITARY SHARES  . . . . . . . . . . . . . .   30


        VOTING THE PREFERRED SHARES  . . . . . . . . . . . . . . . .   31
        AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT  . . . . .   31
        CHANGES OF DEPOSITARY  . . . . . . . . . . . . . . . . . . .   31
        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   32

   DESCRIPTION OF WARRANTS . . . . . . . . . . . . . . . . . . . . .   32
        DEBT WARRANTS  . . . . . . . . . . . . . . . . . . . . . . .   32
        EQUITY WARRANTS  . . . . . . . . . . . . . . . . . . . . . .   33

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .   34

   LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   35

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36


                                   SUMMARY

        This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information about us and our financial statements.

   THE SECURITIES WE MAY OFFER

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration, we may offer from time to time up to $400,000,000 of any of the following securities, either separately or in units: debt securities, preferred shares, depositary shares, common shares, share purchase contracts relating to the common shares, share purchase units, and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

   DEBT SECURITIES

        We may offer unsecured general obligations of Arvin, which may be senior or subordinate. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities." The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by Arvin, except indebtedness that by its terms is not superior to, or has the same rank as, the subordinated debt securities.

        The senior debt securities will be issued under an indenture between us and Harris Trust and Savings Bank as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in a prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports filed with the SEC.

        SENIOR AND SUBORDINATED DEBT SECURITIES. The indentures do not limit the amount of debt that we may issue. The indentures do not provide holders any protection in the event of a recapitalization or restructuring involving Arvin. Also, neither indenture provides holders with any special protection in the event of a highly leveraged transaction.

        The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If




   these events occur, the other company will be required to assume all our responsibilities relating to the debt securities.

        The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

        We may discharge our obligations under the indentures by depositing with the trustee sufficient funds or government obligations to pay the debt securities when due.

        EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

        -    If we do not pay interest for 30 days after its due date.

        -    If we do not pay principal or any premium when due.

        -    If we do not make any sinking fund payment when due.

        - If we continue to breach a covenant or warranty for 90 days after notice.

        - If we fail to pay principal or interest on other significant indebtedness of Arvin when due.

        -    If we enter bankruptcy, become insolvent or reorganize.

        Upon the bankruptcy, insolvency, or reorganization of Arvin, all unpaid principal, accrued interest and any premium on any series of outstanding debt securities will become immediately payable without any declaration or act of the trustee or the holders. If any other event of default occurs with respect to any series of debt securities, the trustee or holders of at least 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

        SENIOR DEBT SECURITIES. The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness, to enter into sale and leaseback transactions and to transfer assets to some of our subsidiaries.

        SUBORDINATED DEBT SECURITIES. All payments on the subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior indebtedness.

   PREFERRED SHARES AND DEPOSITARY SHARES

        We may issue our preferred shares, no par value, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of preferred shares being offered. We may also issue fractional shares of the preferred shares that will be represented by depositary shares and depositary receipts.




   COMMON SHARES

        We may issue our common shares, par value $2.50 per share. Holders of common shares are entitled to receive dividends when declared by the board of directors, subject to the rights of holders of preferred shares. Each holder of common shares is entitled to one vote per share. The holders of common shares have no preemptive rights or cumulative voting rights.

   SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

        We may issue share purchase contracts for the purchase of our common shares. We also may issue share purchase units, each of which will consist of a share purchase contract and a debt security or a debt obligation of a third party, including a U.S. Treasury security. The debt security or debt obligation of a third party may be pledged as collateral to secure the holder's obligation to purchase common shares under the share purchase contract. Our board of directors will determine the terms of the offering, including the terms of the share purchase contracts and information about the security or obligation that will secure the holder's obligation to purchase common shares.

   WARRANTS

        We may issue warrants for the purchase of debt securities, preferred shares, depositary shares or common shares. We may issue warrants independently or together with other securities.


             RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
            COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

        Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated are as follows:

                                                                            FISCAL YEAR ENDED
                                                       ---------------------------------------------------------------
                                                          JAN. 3,       DEC. 28,    DEC. 29,      DEC. 31,     JAN. 1,
                                                           1999          1997         1996         1995         1995
                                                       -----------  -----------  -----------  -----------  -----------
     Ratio of Earnings to Fixed Charges....................  3.7          3.2          2.4          1.6          1.8
     Ratio of Earnings to Combined Fixed Charges and
        Preferred Dividends................................  3.7          3.2          2.4          1.6          1.8

              For purposes of calculating the ratios, earnings consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from these earnings. Fixed charges consist of interest on all indebtedness, including capital lease obligations and capitalized interest, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor. The ratio of earnings to fixed charges, before the restructuring and special charges, for 1995 was 1.9 and for 1994 was 2.4. No preferred shares were outstanding during the periods, and no preferred dividends were paid.



                     WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800)SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

        (1) Arvin's Annual Report on Form 10-K for the fiscal year ended January 3, 1999;

        (2) Arvin's Current Reports on Form 8-K dated March 4, 1999 and March 12, 1999; and

        (3) The description of the common shares contained in Arvin's registration statement on Form 8-A, filed June 19, 1950, supplementing Arvin's registration statement on Form 10, filed October 25, 1939, and the description of the associated preferred share purchase rights contained in Arvin's registration statement on Form 8-A, dated June 10, 1986, as amended February 28, 1989, December 9, 1994 and May 10, 1996, in each case as filed under section 12 of the Securities Exchange Act.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address and telephone number:
   Arvin Industries, Inc., Shareholder Relations, One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000 and (812)379-3000.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    ARVIN

        We are a focused international manufacturer and supplier of automotive parts with more than 50 manufacturing facilities and eight technical centers located in 21 countries. We are a worldwide leader in automotive exhaust systems and ride control products for the original equipment and replacement markets. Through our acquisition of the Purolator Products automotive filter business, we are also a North American leader in the automotive filter market. Since our



   founding in 1919, we have grown through internal development, acquisitions and international joint ventures. In recent years, our strategy has been to strengthen our automotive parts businesses by achieving a mix of sales to both original equipment manufacturers and replacement market parts suppliers on a global basis.

        We were incorporated in Indiana in 1921. Our principal executive offices are located at One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000, and our telephone number is (812) 379-3000. Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ARV."

                               USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the attached prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, working capital expenditures and acquisitions or investments in businesses and assets. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                     DESCRIPTION OF THE DEBT SECURITIES

        The following description of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in a prospectus supplement relating to those debt securities.

        The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of July 3, 1990, and supplemented on March 31, 1994, between us and Harris Trust and Savings Bank as the trustee. This indenture is referred to as the "senior indenture." The subordinated debt securities will be issued under an indenture to be entered into between us and a trustee named in the prospectus supplement. This indenture is referred to as the "subordinated indenture." The senior indenture and the subordinated indenture are together called the "indentures."

        The following is a summary of important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference.

    PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

   GENERAL

        Neither indenture limits the total principal amount of debt securities that we may issue. Each indenture provides that we may issue debt securities in one or more series from time to time up to the total principal amount that we have authorized. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to



   all of our senior indebtedness. Neither indenture limits the amount of other unsecured indebtedness or securities that we may issue.

        The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

        -    the title of the debt securities;

        -    the series of the debt securities;

        -    their total principal amount and denominations;

        -    the date or dates on which they will mature;

        - their interest rate or rates, or the method of determining those rates;

        - their interest payment dates and the record dates for interest payments;

        -    any premium payments, including any conditions;

        - the manner of making principal, interest and any premium payments on the debt securities;

        - the places where principal, interest and any premium payments may be made;

        - the currency or currencies in which payments on the debt securities will be payable, if other than U.S. dollars;

        - the ranking of the debt securities as senior or subordinated;

        -    any mandatory or optional redemption provisions;

        -    any sinking fund provisions;

        - any conversion provisions, in the case of subordinated debt securities;

        -    any additional information about book-entry procedures;

        - the portion of the principal amount of any debt security payable upon the acceleration of maturity, if other than the full principal amount;

        - the method of determining the amount of any payments on the debt securities which are linked to an index;

        - whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or both, and whether they will be issued in global form; and




        -    any other specific terms of the debt securities.

        Principal, interest and any premium will be payable in the manner, at the places and subject to the restrictions provided in the applicable indenture. Unless otherwise specified in the prospectus supplement, payment of any interest may be made at our option by check mailed to the holders of the registered debt securities at their registered addresses.

        The indentures permit us to issue debt securities with terms different from those previously issued and to "reopen" a previous issue and issue additional debt securities of that series.

   REGISTRATION, TRANSFER AND EXCHANGE

        The debt securities will be issued in fully registered form without coupons, unless the prospectus supplement contains provisions relating to bearer securities. The applicable indenture, debt securities and prospectus supplement will describe the manner in which and the places where the debt securities may be registered for transfer or exchanged. No service charge will be payable upon the registration of transfer or exchange of debt securities, except for any applicable tax or governmental charge.

   CONSOLIDATION, MERGER AND SALE OF ASSETS

        We may consolidate with, or sell, lease or convey all or most of our assets to, or merge with or into, any other corporation, as long as:

        - if we are not the continuing corporation, the successor corporation is organized and existing under U.S. or state law;

        - the successor corporation by supplemental indenture expressly assumes the payments on the debt securities and duly and punctually performs and observes all covenants and conditions of the applicable indenture to be performed by us; and

        - we or the successor corporation are not in default in the performance of any of those covenants or conditions immediately after the merger or consolidation or the sale, lease or conveyance.

   MODIFICATION AND WAIVER

        Arvin and the applicable trustee may modify and amend either indenture with the consent of the holders of at least a majority in total principal amount of the outstanding debt securities of each affected series. However, no modification or amendment may, without the consent of the holder of each affected outstanding debt security:

        -    change the stated maturity of the principal or any interest;

        - reduce the principal amount, the interest rate or any premium upon redemption;




        - reduce the principal amount of an original issue discount debt security that would be due and payable upon acceleration of its maturity;

        - change the currency in which any debt security or interest or any premium on the debt security is payable;

        - impair the right to enforce any payment on or after its stated maturity or the redemption or repayment date;

        - in the case of subordinated debt securities, adversely modify any subordination provision;

        - reduce the percentage in principal amount of any series of outstanding debt securities whose holders' consent is required for any amendment or waiver; or

        - modify any of the provisions described in this paragraph, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each affected outstanding debt security. (Section 902)

         Except for these matters, the holders of at least a majority in principal amount of any series of outstanding debt securities may waive past defaults, other than defaults in payment of principal, interest or any premium, under and waive compliance by us with provisions of the applicable indenture. (Sections 513 and 1009)

   SATISFACTION AND DISCHARGE OF AN INDENTURE

        If we deposit or cause to be deposited with the trustee cash or direct obligations of the United States or obligations guaranteed by the United States that are sufficient, together with any income that accrues on those obligations, to pay and discharge the entire indebtedness on all outstanding debt securities of any series when due in compliance with the indenture, then we will be treated as having paid and discharged the entire indebtedness, except for any surviving obligations, including the rights of holders to be paid amounts when due under the debt securities.

        If we make these deposits with the trustee and either:

        - all debt securities authenticated and delivered under the applicable indenture are delivered for cancellation, other than:

             (1) debt securities that have been destroyed, lost or stolen and which have been paid or replaced,

             (2) coupons pertaining to bearer securities whose surrender is not required or has been waived, and

             (3) debt securities for which we deposited or segregated and held in trust payment and which later was repaid to us or discharged from the trust, or





        - all debt securities are or will become due and payable at their stated maturity within one year or will be called for redemption within one year if redeemable at our option,

   and we comply with any other conditions, the indenture will be of no further effect, except for transfer or exchange rights. (Section 401)

   EVENTS OF DEFAULT

        Each indenture provides that the following are events of default with respect to any series of debt securities:

        -    failure for 30 days to pay interest when due;

        -    failure to pay principal or any premium when due;

        -    failure to deposit any sinking fund payment when due;

        - if we continue to breach a covenant or warranty in the indenture for 90 days after appropriate notice;

        - failure to pay principal of or interest on any other obligation for borrowed money of Arvin, including default under any other series of debt securities and, in the case of the senior debt securities, including default on any guaranty of an obligation for borrowed money of a restricted subsidiary, beyond any grace period if:

             (1)  the total principal amount exceeds $10,000,000,

             (2) we do not contest in appropriate proceedings default in payment, and

             (3) the default in payment has not been cured or waived before written notice was given to us;

        -    events of bankruptcy, insolvency or reorganization; or

        - any other event of default with respect to that series of debt securities. (Section 501)

        In the case of bankruptcy, insolvency or reorganization, all unpaid principal of and any premium and accrued interest on any series of outstanding debt securities will become and be immediately due and payable without any declaration or other act of the trustee or any holder. If any other event of default occurs and continues, the trustee or the holders of at least 25% in total principal amount of that series of outstanding debt securities may declare the principal to be due and payable immediately. However, after this declaration of acceleration has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in total principal amount of that series of outstanding debt securities may rescind the acceleration if all events of default other than the non-payment of accelerated principal have been cured or waived.

        The prospectus supplement relating to any original issue discount debt security will contain provisions about acceleration of the




   maturity of a portion of the principal amount upon the occurrence and the continuation of an event of default.

        Each indenture requires us to file annually with the trustee an officer's certificate as to the absence of defaults under the indenture. Each indenture requires the trustee, within 90 days after the occurrence of a default with respect to any series of outstanding debt securities which is continuing, to give to the holders notice of all uncured defaults known to it. However, except in the case of default in the payment of principal, interest or any premium or in the payment of any sinking fund installment, the trustee will be protected in withholding the notice if it in good faith determines that this withholding of notice is in the interest of the holders of the debt securities. (Section 602)

        Each indenture provides that the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of the holders of the debt securities unless they have offered to the trustee reasonable indemnity. (Section 603) Each indenture provides that the holders of a majority in total principal amount of any series of outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. (Section 601)

        No holder of any series of debt security will have any right to institute any legal proceeding with respect to or for any remedy under the indenture unless:

        - the holder has previously given written notice to the trustee of a continuing event of default with respect to that series of debt securities;

        - the holders of at least 25% in total principal amount of that series of outstanding debt securities have made a written request to the trustee to institute the proceeding;

        - the holder or holders have offered the trustee reasonable indemnity;

        - the trustee has failed to institute the proceeding within 60 days; and

        - the trustee has not received a direction inconsistent with the written request from the holders of a majority in total principal amount of the outstanding debt securities.
             (Section 507)

         However, the holder of any debt security will have an absolute right to receive payment of principal, interest and any premium on or after the due dates expressed in the debt security and to institute suit to enforce any payment. (Section 508)








   BOOK-ENTRY DEBT SECURITIES

        A series of debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the prospectus supplement. Payments of principal, interest and any premium on the series of debt securities represented by a global security will be made to the depository.

        We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, that the global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the global securities. The prospectus supplement will describe additional or differing terms of the depository arrangement involving any series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security:

        - will not be entitled to have debt securities represented by the global security registered in their names;

        - will not receive or be entitled to receive physical delivery of debt securities in the form of a certificate; and

        - will not be considered the record owners or holders of debt securities under the applicable indenture.

        The laws of some states require that purchasers of securities take physical delivery of the securities in certificated form. These laws may limit the transferability of beneficial interests in a global security.

        If DTC is at any time unwilling or unable to continue as depository with respect to any debt securities represented by a global security and we do not appoint a successor depository within 60 days, we will issue individual debt securities in certificated form in exchange for the global security. In addition, we may at any time determine not to have any debt securities of one or more series represented by global securities and instead will issue the individual debt securities in certificated form in exchange for the global securities. In this instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in the form of a certificate equal in principal amount to the beneficial interest and to have the debt securities in the form of a certificate registered in its name.

        We obtained the following information concerning DTC and its book-entry system from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy of this information.





        DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., which is DTC's partnership nominee.

        One fully registered debt security certificate will be issued with respect to up to $400,000,000 of principal amount of the series of debt securities, and an additional certificate will be issued with respect to any remaining principal amount of that series.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Commercial Code, and a "clearing agency" registered pursuant to the provisions of
   Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A number of the direct participants and the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers own DTC. Access to DTC's system also is available to others, including securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each beneficial owner or each actual purchaser of each debt security is to be recorded on the direct and indirect participants' records. A beneficial owner of debt securities will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, unless the use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, any certificate representing debt securities which is deposited with, or on behalf of, DTC is registered in the name of its nominee, Cede & Co. The deposit of the certificate with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the certificate representing the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial



   owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners, will be governed by arrangements among them and any statutory or regulatory requirements.

        Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to Arvin as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified on a list attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

        Principal, interest, and premium payments on the debt securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the payable date with respect to their holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the trustee, or the paying agent, subject to any statutory or regulatory requirements. Payment of principal and interest to DTC is the responsibility of Arvin or the trustee or any paying agent. Disbursement of payments to direct participants will be the responsibility of DTC. Disbursement of payments to the beneficial owners will be the responsibility of the direct and indirect participants.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

        A beneficial owner will give notice of any option to elect to have its debt securities repaid by Arvin, through its participant, to the applicable trustee, and will effect delivery of the debt securities by causing the direct participant to transfer the participant's interest in the global security or securities representing the debt securities, on DTC's records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participants on DTC's records.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Arvin or the paying agent. If a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.






        Arvin may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, debt security certificates will be printed and delivered.

        Unless stated otherwise in the applicable prospectus supplement, any underwriters, dealers or agents with respect to any series of debt securities issued as global securities will be direct participants in DTC.

        None of Arvin, any underwriter, dealer or agent, the applicable trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to these beneficial interests.

   YEAR 2000 COMPLIANCE

        DTC has advised us that its management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed the industry, including direct and indirect participants and other members of the financial community, that it has developed and is implementing a program so that its systems, as the same relate to the depository services, namely the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries, and settlement of trades within the depository, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

        However, DTC's ability to perform its services properly also is dependent upon other parties, including, without limitation, issuers and their agents, as well as the direct and indirect participants, third party vendors from whom it licenses software and hardware, and third party vendors on whom it relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting and will continue to contact third party vendors from whom it acquires services to:

        - impress upon them the importance of these services being Year 2000 compliant; and

        - determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services.

   In addition, DTC is in the process of developing contingency plans as it deems appropriate.

        According to DTC, this information with respect to Year 2000 compliance has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.





   INFORMATION CONCERNING THE TRUSTEE

        Harris Trust and Savings Bank is the trustee under the senior indenture. The trustee under the subordinated indenture will be identified in a prospectus supplement. Each trustee may also serve as warrant agent with respect to any debt warrants to purchase underlying debt securities issued under the indenture with respect to which it acts as trustee. We also maintain banking relationships in the ordinary course of business with Harris Trust and Savings Bank, and Harris Trust and Savings Bank participates, along with several other banks, in credit facilities with Arvin and its subsidiaries. At the date of this prospectus, Harris Trust and Savings Bank is the trustee with respect to our 6 7/8% Notes due February 15, 2001, 6 3/4% Notes due March 15, 2008, and 7 1/8% Notes due March 15, 2009. As of April 4, 1999, Harris Trust and Savings Bank also was trustee with respect to $36,000,000 aggregate principal amount of our Medium Term Notes issued under the senior indenture. As of April 4, 1999, we had outstanding $361,000,000 total principal amount of our debt securities issued under the senior indenture.

   GOVERNING LAW

        The indentures are, and the debt securities will be, governed by the laws of the State of New York.

           PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

        Senior debt securities will be issued under the senior indenture and will rank pari passu with all our other unsecured and unsubordinated debt.

   COVENANTS

        The senior indenture contains covenants, including those described below with respect to the incurrence of secured debt by Arvin and the restricted subsidiaries, sale and leaseback transactions on the part of Arvin and the restricted subsidiaries, and the transfer of principal facilities to unrestricted subsidiaries. Terms used in these covenants are defined below under "Definitions." These covenants do not focus on the amount of debt incurred in any transaction and do not afford protection to holders of the debt securities in the event of a highly leveraged transaction that is not in violation of the covenants. At the date of this prospectus, we do not intend to include any covenants or other provisions affording protection to holders of any series of the debt securities. If we desire to include the covenants or other provisions in the future, the applicable prospectus supplement will describe them.

        SECURED DEBT. The senior indenture provides that so long as the senior debt securities are outstanding, we will not and will not cause or permit a restricted subsidiary to create, incur, assume or guarantee any secured debt or create any security interest securing any indebtedness existing on the date of the indenture constituting secured debt if it were secured by a security interest in a principal facility, unless the senior debt securities will be secured equally and ratably by that security interest. However, we and our restricted subsidiaries may create, incur, assume or guarantee secured debt




   without securing the senior debt securities in the case of indebtedness secured by:

        - security interests to secure payment of the cost of acquisition, construction, development or improvement of property;

        - security interests on property at the time of acquisition assumed by us or a restricted subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm when it becomes a restricted subsidiary or is merged into or consolidated with or acquired as an entirety or substantially as an entirety by us or a restricted subsidiary;

        - security interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or any restricted subsidiary;

        - security interests securing indebtedness of a restricted subsidiary owing to us or to another restricted subsidiary;

        - mechanics' and other statutory liens arising in the ordinary course of business for obligations that are not due or that are being contested in good faith;

        - liens for taxes, assessments or governmental charges not yet due that are being contested in good faith;

        - security interests, including judgment liens, arising in connection with legal proceedings being contested in good faith and, in the case of judgment liens, on which execution is stayed;

        -    landlords' liens on fixtures;

        - security interests to secure partial, progress, advance or other payments or indebtedness that were incurred to finance construction on or improvement of property; and

        - security interests in favor, or made at the request of, governmental bodies.

        Permitted secured debt also includes, with limitations, any extension, renewal or refunding of all or any part of any secured debt that was permitted at the time it was originally incurred. In addition, we and our restricted subsidiaries may incur secured debt, without equally and ratably securing the senior debt securities, if the sum of:

        - the amount of secured debt entered into after the date of the senior indenture and otherwise prohibited by the senior indenture, plus

        - the aggregate value of sale and leaseback transactions entered into after the date of the senior indenture and otherwise prohibited by the senior indenture does not exceed




             ten percent of Arvin's consolidated net tangible assets. (Section 1005)

        SALE AND LEASEBACK TRANSACTIONS. The senior indenture provides that so long as debt securities are outstanding, we will not, and will not permit any restricted subsidiary to, enter into any sale and leaseback transaction unless we or a restricted subsidiary:

        - would be entitled to incur secured debt by reason of the provision described in the last sentence of the preceding paragraph equal in amount to the net proceeds of the property sold or transferred or to be sold or transferred in the sale and leaseback transaction and secured by a security interest on the property to be leased, without equally and ratably securing the debt securities, or

        - will apply, within 180 days after the effective date of the sale and leaseback transaction, an amount equal to the net proceeds to:

             (1) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or will be, a principal facility or facilities or a part of them;

             (2)  the redemption of senior debt securities; or

             (3) the repayment of senior funded debt of Arvin or any restricted subsidiary, except senior funded debt owed to any restricted subsidiary, or in part to the acquisition, construction, development or improvement and in part to that redemption and/or payment.

        Instead of applying an amount equal to the net proceeds to that redemption, we may, within 180 days after that sale or transfer, deliver to the trustee senior debt securities for cancellation and reduce the amount to be applied to the redemption of the senior debt securities by an amount equivalent to the total principal amount of the senior debt securities delivered. (Section 1006)

        ASSET TRANSFERS. The senior indenture provides that so long as debt securities are outstanding, we will not, and will not cause or permit any restricted subsidiary to, transfer any principal facility to any unrestricted subsidiary unless, within 180 days of the effective date of the transaction, it applies an amount equal to the fair value of the principal facility at the time of transfer to:

        - the acquisition, construction, development or improvement of properties, facilities or equipment which are, or will be, a principal facility or facilities or a part of them;

        -    the redemption of senior debt securities; or

        - the repayment of senior funded debt of Arvin or any restricted subsidiary, except senior funded debt owed to any restricted subsidiary, or in part to the acquisition, construction, development or improvement and in part to that redemption and/or repayment.



        Instead of applying all or any part of the amount to that redemption, we may, within 180 days of that transfer, deliver to the trustee senior debt securities for cancellation and reduce the amount to be applied to the redemption of the senior debt securities by an amount equivalent to the total principal amount of the senior debt securities delivered. (Section 1007)

   DEFINITIONS

        Section 101 of the senior indenture defines the following terms, which are used in the prospectus, substantially as follows:

        "Consolidated net tangible assets" means with respect to us:

        - the total amount of assets, less applicable reserves and other properly deductible items, after deducting:

             (1) all liabilities and liability items, except for indebtedness payable, or renewable or extendable at the option of the obligor, for more than one year from the date of incurrence, capitalized rent, capital shares, including redeemable preferred shares, and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and

             (2) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which under generally accepted accounting principles in effect on July 3, 1990 would be included on a consolidated balance sheet of Arvin and the restricted subsidiaries, less:

        - loans, advances, equity investments and guarantees, other than accounts receivable arising from the sale of merchandise in the ordinary course of business, at the time outstanding that we and our restricted subsidiaries made or incurred to, in or for unrestricted subsidiaries or to, in or for corporations while they were restricted subsidiaries and, when computed, are unrestricted subsidiaries.

        "Principal facility" means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures, but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any restricted subsidiary, whether owned on the date of the senior indenture or afterwards. Each plant, warehouse, office building or parcel of real property must have a gross book value, without deduction for any depreciation reserves, at the date of the determination in excess of three percent of our consolidated net tangible assets, other than any plant, warehouse, office building or parcel of real property or portion which, in our board of directors' opinion, is not materially important to our business and that of our subsidiaries taken as a whole.

        "Restricted subsidiary" means

        -    any subsidiary other than an unrestricted subsidiary, and




        - any subsidiary that was an unrestricted subsidiary but which, after the date of the applicable indenture, we designate to be a restricted subsidiary by board resolution.

   However, we may not designate any subsidiary as a restricted subsidiary if we would breach any covenant or agreement contained in the senior indenture as a result.

        "Sale and leaseback transaction" means any sale or transfer made by us or any restricted subsidiary of any principal facility that:

        - in the case of any manufacturing plant, warehouse or office building, has been in operation, use or commercial production, exclusive of test and start-up periods, by us or any restricted subsidiary for more than 190 days before the sale or transfer, or

        - in the case of a principal facility that is another parcel of real property, has been owned by us or any restricted subsidiary for more than 180 days before that sale or transfer,

   if that sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of the principal facility to us or a restricted subsidiary, except for a lease for a period up to 36 months made with the intention that the use of the leased principal facility by us or a restricted subsidiary will be discontinued on or before that period expires. Any sale or transfer made to Arvin or any restricted subsidiary is not a sale and leaseback transaction. Any secured debt permitted under the senior indenture will not be deemed to create or be a sale and leaseback transaction.

        "Secured debt" means any indebtedness for money borrowed by, or evidenced by a note or other instrument of, us or a restricted subsidiary, and any other indebtedness of us or a restricted subsidiary on which interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments in connection with private activity bonds qualified under section 141 of the Internal Revenue Code, other than indebtedness that a restricted subsidiary owes to us or another restricted subsidiary or that we owe to a restricted subsidiary, secured by a security interest in any principal facility, or a security interest in any shares that we own directly or indirectly in a restricted subsidiary or in indebtedness for money borrowed by a restricted subsidiary from us or another restricted subsidiary. The securing in this manner of any previously unsecured debt will be deemed to be the creation of secured debt when security is given. The amount of secured debt at any time outstanding will be the total amount then owing by us and our restricted subsidiaries.

        "Senior funded debt" means any obligation of Arvin or any restricted subsidiary which was funded debt as of the date of creation and that, in our case, is not subordinate and junior in right of payment to the prior payment of the senior debt securities. "Funded debt" means any obligation payable, or renewable or extendable at the option of the obligor, for more than one year from the date of incurrence, which under generally accepted accounting principles should be shown on the balance sheet as a liability.



        "Subsidiary" means any corporation of which we and/or one or more subsidiaries own or control directly or indirectly more than 50 percent of the shares of voting stock.

        "Unrestricted subsidiary" means:

        - any subsidiary acquired or organized after the date of the senior indenture, if that subsidiary is not a successor, directly or indirectly, to and does not directly or indirectly own any equity interest in, any restricted subsidiary;

        - any subsidiary whose principal business and assets are located outside the United States and/or Canada or both;

        - any subsidiary whose principal business consists of financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by persons including us or a subsidiary;

        - any subsidiary whose principal business is owning, leasing, dealing in or developing real property for residential or office building purposes; and

        - any subsidiary, most of whose assets consist of shares or other securities of an unrestricted subsidiary or unrestricted subsidiaries of the character described in the foregoing clauses of this definition, unless and until this subsidiary has been designated a restricted subsidiary by board resolution.

             PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

        Subordinated debt securities will be issued under the subordinated indenture and rank pari passu with our other outstanding subordinated debt and rank junior to all of our outstanding senior indebtedness. As described in the prospectus supplement, the particular terms of the subordinated debt securities being offered, including the subordination terms and the definition of senior indebtedness, may differ from those described below.

   SUBORDINATION

        The payment of the principal, interest and any premium on the subordinated debt securities is expressly subordinated, to the extent and in the manner provided in the subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness, as may be changed by the terms of the subordinated debt securities in the prospectus supplement.

        In the event of any dissolution or winding up, or total or partial liquidation or reorganization of Arvin, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on all senior indebtedness before the holders of the subordinated debt securities are entitled to receive any payment on the subordinated debt securities, including



   principal, interest or any premium. Except as indicated in the prospectus supplement, no payment in respect of the subordinated debt securities will be made if, at the time of payment, there is a default in payment on any senior indebtedness, and this default has not been cured or waived in writing or the benefits of subordination in the subordinated indenture have not been waived in writing by or on behalf of the holders of the senior indebtedness.

        Notwithstanding the foregoing, if the trustee or the holder of any of the subordinated debt securities receives any payment or distribution of any kind before all senior indebtedness is paid in full or payment is provided for, that payment or distribution will be applied to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all senior indebtedness in full, after giving effect to any concurrent payment or distribution to or for holders of senior indebtedness.

        The subordinated indenture defines "senior indebtedness" as indebtedness, either outstanding as of the date of the subordinated indenture or subsequently issued, that by its terms is neither subordinated in right of payment to any of our unsecured indebtedness, nor is pari passu with our subordinated indebtedness.

        The subordinated indenture defines "indebtedness," as applied to any person, as all indebtedness, whether represented by bonds, debentures, notes or other securities, created or assumed by that person for repayment of money borrowed, and obligations, computed according to generally accepted accounting principles, as lessee under leases that should be treated as capital leases. All indebtedness secured by a lien upon property owned by us or any subsidiary and upon which indebtedness that person customarily pays interest, without assuming or becoming liable for the payment of this indebtedness, will be deemed to be indebtedness of that person. All indebtedness of others guaranteed as to payment of principal by that person or in effect guaranteed by that person through a contingent agreement to purchase it also will be deemed to be indebtedness of that person.

        If subordinated debt securities are issued under the subordinated indenture, the total principal amount of senior indebtedness outstanding as of a recent date will be indicated in the prospectus supplement. The subordinated indenture does not restrict the amount of senior indebtedness that we may incur.

   CONVERSION

        The prospectus supplement will describe terms of conversion of any series of subordinated debt securities into common shares or other securities of Arvin. Unless the prospectus supplement provides otherwise, any right to convert subordinated debt securities called for redemption will terminate at the close of business on the redemption date. In the case of subordinated debt securities convertible into common shares, the initial conversion price will be adjusted for particular events, including:

        - a dividend or distribution on the common shares in the form of common shares;

        -    a subdivision or combination of the common shares;



        - an issuance to all holders of common shares of rights other than the preferred share purchase rights described below, or warrants entitling them to subscribe for or purchase common shares at less than the current market price; and

        - a distribution on the common shares of evidences of our indebtedness, assets other than cash dividends or distributions from retained earnings, rights other than the preferred share purchase rights, or warrants to subscribe for or purchase any of its securities, other than those referred to above.

        In addition, unless the prospectus supplement indicates otherwise, in any of the following events, the holders of subordinated debt securities that are convertible into common shares will have the right to convert them into the kind and amount of shares and other securities or assets that are receivable upon this event by a holder of the number of common shares issuable upon their conversion immediately before that event.

        - the reclassification or change of outstanding common shares, other than changes in par value or as a result of a subdivision or combination;

        - any consolidation, merger or combination of Arvin as a result of which holders of common shares will be entitled to receive shares, securities or other assets with respect to or in exchange for the common shares; or

        - any sale or conveyance of our assets as, or substantially as, an entirety to any other entity in which holders of common shares will be entitled to receive shares, securities or other assets with respect to or in exchange for the common shares.

        No adjustment of the conversion price is necessary until cumulative adjustments amount to at least one percent of the current conversion price. We reserve the right to make reductions in the conversion price, in addition to those required in the provisions above, as we determine to be advisable so that share-related distributions made by us to our shareholders will not be taxable. Each common share issued upon conversion will sometimes include preferred share purchase rights. We will not issue fractional common shares upon conversion of subordinated debt securities that are convertible into common shares, but instead will pay a cash adjustment based upon the market price of the common shares.

        Unless the prospectus supplement provides otherwise, subordinated debt securities surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on the interest payment date must be accompanied by payment of an amount equal to the interest which the registered holder is to receive. In the case of any subordinated debt security converted after any regular record date but on or before the next interest payment date, interest whose stated maturity is on that interest payment date will be payable on the interest payment date notwithstanding the conversion, and that interest will be paid to the holder on the regular record date. Except



   as described above, no interest on converted securities will be payable by us on any interest payment date after the date of conversion. No other payment or adjustment for interest or dividends will be made upon conversion.

        The conversion price for any subordinated debt securities convertible into our securities other than common shares will be subject to the adjustment as may be indicated in the prospectus supplement.

                        DESCRIPTION OF CAPITAL SHARES

   GENERAL

        Under our Restated Articles of Incorporation, we are authorized to issue 50,000,000 common shares, par value $2.50 per share, 25,829,909 of which were issued and outstanding as of April 4, 1999 and 8,978,058 preferred shares, without par value, none of which were outstanding as of April 4, 1999. The common shares and the preferred shares may be issued at any time by our board of directors in any series with terms as may be fixed by board resolution providing for their issuance. The number of authorized preferred shares includes 500,000 authorized Series C junior participating preferred shares reserved for issuance upon the exercise of rights, under the rights agreement described below, none of which were outstanding as of April 4, 1999. The number of authorized Series C preferred shares may be increased by board resolution. We may issue the remainder of the preferred shares in one or more series.

   COMMON SHARES

        Subject to the prior dividend rights of the preferred shares, holders of the common shares are entitled to receive dividends and other distributions upon declaration by our board. Some of our long-term debt obligations contain covenants that may indirectly restrict the payment of dividends on our capital shares, although none materially limits our ability to pay dividends at the date of this prospectus. A prospectus supplement relating to common shares will describe any material limitations.

        Holders of common shares are entitled to one vote for each share. Except as the Indiana Business Corporation Law requires or as may be specifically provided in an amendment to our articles of incorporation, holders of common shares vote together with any preferred shares having general voting rights as a single class.

        After the satisfaction of creditors and the prior rights of any preferred shares upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Arvin, the holders of the common shares are entitled to share ratably in our remaining assets.

        The common shares have no conversion privileges or preemptive rights and, except as described below, are not subject to redemption at our option. The articles of incorporation, the Indiana Business Corporation Law, and various loan agreements to which we are or may become a party may restrict our ability to redeem or repurchase our shares in other situations.




        The common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange. Harris Trust and Savings Bank is the transfer agent and registrar of the common shares.

   PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

        Our by-laws currently provide for the classification of the board of directors into three classes. Our articles of incorporation:

        - limit the number of directors that may be elected to at least 12 but not more than 17, excluding the number of directors as may be elected by any class of our shares other than common shares on account of specific dividend arrearages in accordance with our articles of incorporation,

        - permit removal of directors only for cause and only by the affirmative vote of two-thirds of the outstanding voting shares,

        - establish the power to make, alter, amend or repeal the by-laws exclusively in the board of directors, and

        - require that any merger, dissolution or other significant restructuring of Arvin be approved by 80% of the directors or by 80% of the shares outstanding and entitled to vote on this.

   Our by-laws also provide that amendments require an affirmative vote of two-thirds of the directors then in office. Our articles of incorporation provide that the by-laws may contain provisions requiring the disclosure to us of the names of beneficial owners of common shares and imposing sanctions in the event of nondisclosure, including prohibiting voting by, withholding dividends to, and redeeming the common shares held by the non-disclosing record holders. However, our by-laws currently do not contain these provisions.

        In addition, our articles of incorporation provide that if any person who beneficially owns more than 50% of our outstanding common shares acquires any additional shares in a tender offer or becomes the beneficial owner of more than 50% of our outstanding common shares in a tender offer, not approved by a majority of the board of directors who are unaffiliated with the person or entity making the tender offer, then all holders of common shares and all holders of rights, options, warrants, and securities then exercisable or convertible into common shares are entitled for a limited period to have us repurchase any or all of their shares at the "repurchase price." The "repurchase price" is the greater of:

        - the highest per share price paid by the person or entity making the tender offer within the prior eighteen months, plus the aggregate earnings per common share for the preceding four quarters less cash dividends paid on common shares during those four quarters, or

        -    the shareholder equity per common share.

        These provisions can be amended by only an 80% shareholder vote, subject to other limitations. The Indiana Business Corporation Law



   limits our obligation to repurchase shares. Also, the terms and provisions of outstanding preferred shares or loans or other agreements to which we might be a party also could limit our obligation.

        Chapter 42 of the Indiana Business Corporation Law eliminates the voting rights of "control shares" held by "acquiring persons" who acquire shares giving them one-fifth, one-third or a majority of the voting power of particular corporations, including us. Control shares acquired in a control share acquisition retain the same voting rights as were accorded the shares before this acquisition only to the extent granted by resolutions approved by the disinterested shareholders. If shareholders approve the voting rights of control shares and a shareholder has acquired control shares with a majority or more of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters' rights and to demand the value of their shares in cash from the corporation. If the control shares have no voting rights, the corporation has the right to redeem them. In addition, if authorized in a corporation's articles of incorporation or by-laws, the corporation may for a period of time redeem the shares that caused a person to become an acquiring person at their fair value unless the acquiring person provides information specified in the Indiana Business Corporation Law to the corporation. Our by-laws authorize this redemption. These Indiana Business Corporation Law provisions do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

        Chapter 43 of the Indiana Business Corporation Law imposes some restrictions on the ability of an "interested shareholder," including a beneficial owner of at least 10% of the outstanding voting shares, of a "resident domestic corporation," like us, to engage in a "business combination," as defined in the statute, with the resident domestic corporation, unless specific requirements are met. These requirements include a five-year waiting period after the shareholder becomes an interested shareholder, unless the corporation's board of directors has approved the acquisition of 10% or more of the voting shares or the business combination before the date of the acquisition of voting shares. Following this period, a business combination may be effected with an interested shareholder only upon:

        - the approval of the business contribution by the corporation's shareholders, excluding the interested shareholder and any of its affiliates or associates, or

        - the consideration to be received by shareholders in the business combination meets the fairness criteria described in chapter 43.

   Chapter 43 broadly defines "business combination" to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an interested shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation.

        The overall effect of the above provisions may be to discourage, or render more difficult, a merger, tender offer, proxy contest, the assumption of control of Arvin by a holder of a large block of our



   shares or other person, or the removal of incumbent management, even if these actions may be beneficial to our shareholders generally.

   PREFERRED SHARE PURCHASE RIGHTS

        Each outstanding common share includes one right to purchase one one-hundredth of a Series C preferred share. A rights agreement dated as of May 29, 1986, as amended by amendments dated as of February 23, 1989, November 10, 1994 and May 10, 1996, between Arvin and Harris Trust and Savings Bank governs the terms and conditions of these rights. This description of the rights is qualified by the rights agreement, filed as part of our current report on Form 8-K dated June 16, 1986 and the amendments filed with our current reports on Form 8-K dated February 23, 1989 and May 10, 1996 and with our quarterly report on Form 10-Q for the quarter ended October 2, 1994.

        Currently, the rights are not exercisable, certificates representing rights have not been issued and the rights automatically trade with the common shares. However, ten days after an acquiring person or group either acquires beneficial ownership of 20% or more of the outstanding common shares or makes an offer to acquire 20% or more of the outstanding common shares, the rights become exercisable, certificates representing the rights will be issued as soon as practicable afterwards and the rights will begin to trade independently from the common shares. The rights will not have any voting power. When the rights become exercisable, a holder becomes entitled to buy one one-hundredth of a newly-issued Series C preferred share for each right at an exercise price of $90, subject to anti-dilution adjustments. Each Series C preferred share will be entitled to one vote per share, voting together with the common shares and to other voting rights. Holders of Series C preferred shares also have special rights to participate in the election of two additional directors in the event of specified dividend arrearages. Each Series C preferred share, if and when issued upon the exercise of a right, will be entitled to a minimum preferential quarterly dividend at the rate of $25 per share, but subject to adjustments, will be entitled to a total dividend of 100 times the dividend declared per common share in the preceding quarter. The holders of the Series C preferred shares will receive a preferred liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per common share.

        If any person or group becomes an acquiring person or a transaction occurs that increases the acquiring person's proportionate ownership of the common shares, each right, other than those held by an acquiring person, will become exercisable at the current exercise price of the right, for that number of common shares then having a market value of two times the exercise price of the right. If, following the acquisition by a person or group of 20% or more of the outstanding common shares, Arvin is involved in a merger or other business combination transaction or sells or transfers assets or earnings power totaling more than 50% of its assets or earning power, each right will become exercisable, at the current exercise price, for that number of shares of common stock of the acquiring company then having a market value of two times the exercise price of each right.

        The board of directors may redeem the rights for $.10 per right, subject to adjustment, until a person or group becomes an acquiring



   person. Any redemption is effective at the time, on the basis, and with the conditions that the board of directors may establish. The rights expire on June 13, 2006, unless earlier redeemed.

        The purchase price payable, and the number of Series C preferred shares or other securities or property issuable upon exercise of the rights are subject to adjustment to prevent dilution in some circumstances.

        So long as the rights are attached to the common shares, we will issue one right with each new common share. All common shares issued will have attached rights. We also will issue one right with each new common share:

        - issuable upon conversion of any convertible security issued, and

        - issued upon exercise of options to purchase the common shares granted by Arvin,

   before the time that the rights are no longer attached to the common shares.

        The rights have anti-takeover effects. The rights will cause substantial dilution to a person who attempts to acquire Arvin without conditioning its offer on a substantial number of the rights being acquired. The rights also will adversely affect a person who desires to obtain control of Arvin. The rights will not affect a transaction approved by our board of directors before the existence of an acquiring person, because the rights can be redeemed.

   PREFERRED SHARES

        The following description of preferred shares sets forth general terms and provisions of any series of preferred shares to which any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of a particular series of preferred shares, which may differ from the following terms. The descriptions of preferred shares below and in the prospectus supplement are qualified in their entirety by reference to the articles of incorporation and any applicable amendments, which are filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        Under the articles of incorporation, our board of directors is authorized to issue preferred shares in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences that they may fix or designate without any further vote or action by our shareholders.

        The specific terms of a particular series of preferred shares offered will be described in the applicable prospectus supplement, including:

        - the maximum number of shares of the series and their distinctive designations;




        -  any annual dividend rate on the shares of the series;

        -  any dates that dividends begin to accrue or accumulate;

        - whether the dividends will be cumulative, and any dividend preference;

        -  the price and the terms and conditions of any redemption;

        - any liquidation preference applicable to the shares of the series;

        - whether the shares will be subject to, and the terms and provisions of, a retirement or sinking fund;

        - any terms and conditions for conversion or exchange of the shares of the series into or for shares of any other class of Arvin;

        -  any voting rights of the shares or the series;

        - whether fractional interest in a series of the shares will be offered in the form of depositary shares; and

        - any or all other preferences or other rights or restrictions of the shares of the series.

        Any prospectus supplement that specifies the terms of preferred shares also will describe any restriction on the repurchase or redemption of shares by Arvin while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments, or will state that there is no restriction.

        In addition to the voting rights of any series of preferred shares established by the board of directors, under the articles of incorporation, the holders of at least two-thirds of the total number of outstanding preferred shares, voting together as a single class, must approve any amendment to Arvin's articles of incorporation that would authorize any class of shares, or of securities convertible into shares, which would rank before the then outstanding preferred shares as to payment of dividends, or as to distribution of assets upon liquidation, dissolution or winding up of Arvin or any amendment to the articles of incorporation that would change the designation, rights or preferences of the outstanding preferred shares and adversely affect them. No change may be made without the approval of the holders of at least two-thirds of the then outstanding shares of the particular series that would be affected, voting separately as a series. Arvin's articles of incorporation also provide that additional preferred shares of a series may not be authorized and that a class of shares that would rank on parity with outstanding preferred shares as to assets or dividends may not be authorized without the consent of the holders of at least a majority of the total number of outstanding preferred shares, voting separately as a class, without regard to series.

        The holders of preferred shares also may have the right, voting separately as a class or series, to cast one vote per share upon




   matters for which the Indiana Business Corporation Law requires a class vote of preferred shares.

        In addition to any series of preferred shares that the applicable prospectus supplement describes, the articles of incorporation, without regard to series, authorize 500,000 Series C preferred shares to be issued upon exercise of the rights under the rights agreement.

      DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

         We may issue share purchase contracts, including contracts obligating holders to purchase from Arvin, and Arvin to sell to the holders, a specified number of common shares at a future date or dates. The consideration per common share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula described in the share purchase contracts. We may issue the share purchase contracts separately or as a part of share purchase units consisting of a share purchase contract and either a debt security or a debt obligation of a third party, including a U.S. Treasury security. The debt security or debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the common shares under the share purchase contracts. The share purchase contracts may require us to make periodic payments to the holders of share purchase contracts. These payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any share purchase contracts or share purchase units.

                      DESCRIPTION OF DEPOSITARY SHARES

        The descriptions below and in any prospectus supplement regarding provisions of any deposit agreement, depositary shares and depositary receipts are qualified by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred shares which are filed or incorporated by reference as exhibits to the registration statement.

   GENERAL

        We may, at our option, elect to offer fractional interests in preferred shares instead of whole preferred shares. In that event, we expect to provide for the issuance by a depositary of receipts for depositary shares, each of which will represent a fractional interest in preferred shares of a particular series, as described in the prospectus supplement.

        We will deposit any series of preferred shares underlying the depositary shares under a separate deposit agreement between us, a depositary of our selection that is a bank or trust company whose principal office is in the United States and which has a combined capital and surplus of at least $50,000,000, and the holders of the depositary shares. The prospectus supplement will show the name and address of the depositary. Subject to the terms of the deposit agreement, each holder of depositary shares will be entitled, in proportion to the applicable fractional interest in the preferred shares underlying the depositary shares, to the rights and preferences



   of the underlying preferred shares, including any dividend, voting, redemption, conversion, exchange and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in the related series of preferred shares, as described in the prospectus supplement.

   DIVIDENDS AND OTHER DISTRIBUTIONS

        Whenever the depositary receives any cash dividend or other cash distribution on the preferred shares, except cash received upon their redemption, the depositary will distribute those amounts to the record holders of the depositary receipts in proportion to the number of depositary shares evidenced by the depositary receipts. The depositary will not attribute to any holder of depositary shares a fraction of one cent. The depositary will hold, without liability for interest, any balance not distributed. This balance will be treated as part of the next sum received by the depositary for distribution to the record holders of the depositary receipts.

        In a distribution on the preferred shares other than in cash, the depositary will distribute amounts of the property received to the record holders of depositary receipts, in proportion to the number of depositary shares evidenced by the depositary receipts. If the depositary determines, after consulting us, that this distribution cannot be made proportionately among the holders or otherwise is not feasible, the depositary may, with our approval, sell the property and distribute the net proceeds to these holders instead.

        The deposit agreement also will contain provisions about the manner that any subscription or similar rights offered by us to holders of the preferred shares will be made available to the holders of depositary receipts.

   REDEMPTION OF DEPOSITARY SHARES

        If a series of preferred shares underlying the depositary shares is subject to redemption, the depositary will use the proceeds received from the redemption of preferred shares it holds to redeem the corresponding depositary shares. The depositary will mail notice of redemption at least 30 but not more than 60 days before the redemption date to the record holders of the depositary receipts at their addresses appearing in its books. The redemption price per depositary share being redeemed will be equal to the applicable fraction of the redemption price per share payable with respect to the preferred shares being redeemed. When we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to the preferred shares redeemed. If not all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as Arvin may determine.

        After the redemption date, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares, except the right to receive the redemption price, will cease and terminate.




   VOTING THE PREFERRED SHARES

        Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information in this notice of meeting to the record holders of the depositary receipts. Upon the written request of a holder of a depositary receipt on that record date, the depositary will, to the extent practicable, vote or cause to be voted the amount of preferred shares represented by that holder's depositary shares according to the instructions in this request. Without specific instructions from the holder of a depositary receipt, the depositary will not vote the preferred shares represented by the depositary shares evidenced by the depositary receipt.

   AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

        The form of depositary receipt and any provision of the deposit agreement may be amended by agreement between Arvin and the depositary. However, any amendment which:

        - materially and adversely alters the rights of the existing holders of depositary shares, or

        - would be materially and adversely inconsistent with the rights granted to the holders of preferred shares requires approval by the holders of at least a majority of the depositary shares then outstanding.

        We may terminate a deposit agreement on at least 30 days' notice to the depositary. In this case, upon surrender of depositary receipts, the depositary will distribute to the holders the whole number of preferred shares represented by the receipts surrendered. The deposit agreement will terminate automatically upon:

        - the redemption or conversion of all outstanding depositary shares;

        - the conversion or exchange into common shares or other securities of each underlying preferred share, if applicable; or

        - the final distribution in respect of the underlying preferred shares in connection with any liquidation, dissolution or winding up of Arvin, which has been distributed to the holders of the related depositary shares.

   CHANGES OF DEPOSITARY

        At any time, the depositary may resign by notice to Arvin, or Arvin may remove the depositary. The resignation or removal of the depository will take effect upon the appointment of and the acceptance by a successor depositary. The successor depositary must be appointed within 60 days after the notice of resignation or removal and must be a bank or trust company whose principal office is in the United States and which has a combined capital and surplus of at least $50,000,000. If a successor depositary is not appointed within 60 days, the



   resigning or removed depositary may petition a court to appoint a successor depositary.

   MISCELLANEOUS

        We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred shares and any redemption of preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and other charges that the deposit agreement expressly provides are for their accounts.

        The depositary will forward to the holders of depositary receipts all reports and notices received from Arvin and which Arvin must furnish to the holders of the preferred shares.

        Neither the depositary nor Arvin will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Arvin and the depositary under the deposit agreement will be limited to performance in good faith of their duties. Neither Arvin nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. Arvin and the depositary may rely upon written advice of counsel or accountants, or information provided by persons believed to be competent and on documents believed to be genuine.

                           DESCRIPTION OF WARRANTS

        We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which include warrants to purchase common shares, preferred shares or depositary shares. We may issue warrants independently of or together with any other securities, and warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Arvin and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will show any other terms of the warrant and the applicable warrant agreement.

   DEBT WARRANTS

        The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

        -    the title and aggregate number of the debt warrants;

        -    any offering price of the debt warrants;

        - whether the debt warrants are to be issued with any debt securities and, if so, the title, total principal amount and terms;



        - the number of debt warrants to be issued with each principal amount;

        - any date on and after the debt warrants and debt securities will be separately transferable;

        - the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

        - the time or period of when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time, and the final date on which the debt warrants may be exercised;

        - the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

        -    the terms of any right to redeem or call the debt warrants;

        -    any book-entry procedure information;

        - any currency or currency units in which the offering price and the exercise price are payable;

        - if applicable, a discussion of U.S. federal income tax considerations; and

        - any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

   EQUITY WARRANTS

        The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

        -    the title and aggregate number of the equity warrants;

        -    any offering price of the equity warrants;

        - the designation and terms of any preferred shares that are purchasable upon exercise of the equity warrants or that underlie depositary shares purchasable upon this exercise;

        - if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

        - if applicable, the date from and after the equity warrants and any securities issued with them will be separately transferrable;

        - the number of common shares, preferred shares or depositary shares purchasable upon exercise of an equity warrant and the price;




        - the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any right of Arvin to accelerate this final date;

        - if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

        - any currency or currency units in which the offering price and the exercise price are payable;

        - any applicable anti-dilution provisions of the equity warrants;

        - if applicable, a discussion of U.S. federal income tax considerations;

        -    any applicable redemption or call provisions; and

        - any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

                            PLAN OF DISTRIBUTION

       We may sell the securities:

        - through underwriting syndicates represented by one or more managing underwriters,

        -    through one or more firms acting as underwriters,

        -    through dealers or agents, or

        -    directly to investors.

       The prospectus supplement with respect to the securities will describe the terms of the offering, the purchase price of the securities and the proceeds to us from the sale, any underwriters, dealers or agents, any delayed delivery arrangements, any fees, underwriting discounts and other underwriters' compensation. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change.

       If the sale of securities involves underwriters, the underwriters will acquire the securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The cover of the prospectus supplement will name the underwriter or underwriters or managing underwriters or underwriters, with respect to an underwriting syndicate, for a particular underwritten offering. Except as the prospectus supplement indicates, the obligations of the underwriters to purchase the securities will be subject to conditions precedent. The underwriters will be obligated to purchase all the securities offered by the prospectus supplement if any are purchased.





       If the sale of securities involves dealers, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices to be determined by the dealers at the time of resale. The prospectus supplement will name the dealers and describe the terms of the transaction.

       The prospectus supplement will name any agent involved in the offer or sale of the securities and will indicate any commissions payable by Arvin to that agent. Unless the prospectus supplement states otherwise, any agent will be acting on a best efforts basis for the period of its appointment.

       We will sell the securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale. The prospectus supplement will describe the terms of any of those sales.

       We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

       If the prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities from us at the public offering price indicated in the prospectus supplement through delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will specify the conditions of these contracts and the commission payable for solicitation of the contracts.

       Agents, dealers and underwriters may be entitled under agreements with Arvin to indemnification by Arvin against civil liabilities, including those under the Securities Act, or to contribution with respect to those payments that agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Arvin in the ordinary course of business.

       Other than the common shares, which will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange, the securities may or may not be listed on a national securities exchange. There is no assurance that a market for the securities will exist.

                               LEGAL OPINIONS

       Schiff Hardin & Waite, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus for Arvin. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by Arvin and the applicable trustee, depositary or warrant agent in connection with the issuance and sale of particular securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions.






                                   EXPERTS

       The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Arvin Industries, Inc. for the year ended January 3, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.























































                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following statement indicates the estimated amounts of expenses to be borne by Arvin in connection with the offering described in this registration statement:

     Securities and Exchange Commission registration fee.............   $     111,200
     Trustee's fees and expenses.....................................          20,000
     Printing and engraving expenses.................................          75,000
     Rating agency fees..............................................         150,000
     Accounting fees and expenses....................................          50,000
     Legal fees and expenses.........................................          50,000
     Blue sky fees and expenses......................................          20,000
     Miscellaneous expenses..........................................          23,800
                                                                          -----------
      Total ........................................................    $     500,000
                                                                          -----------

   ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article 8 of the Amended and Restated By-Laws of Arvin, as amended, and Article 10 of its Restated Articles of Incorporation, as amended, both provide for indemnification of officers and directors of Arvin against expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

       Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with the defense of proceedings in which they are made parties, or threatened to be made parties, by reason of such relationship to the corporation, except where they are adjudged liable for specific types of negligence or misconduct in the performance of their duties to the corporation. Chapter 37 also requires every Indiana corporation to indemnify any of its directors and, unless such corporation's articles of incorporation provide otherwise, any of its officers who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred by such director in connection with such proceeding.

       Officers and directors of Arvin are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act," including any breach of duty, neglect, error, misstatement, misleading statement, omission or other acts done or wrongfully attempted.

       Section 7 of the form of Underwriting Agreement filed as Exhibit 1-1 hereto provides for indemnification by the Underwriters of officers and directors of Arvin in certain circumstances.






   ITEM 16.  EXHIBITS.

   1-1*      Form of Underwriting Agreement.

   3-1 Amended and Restated Articles of Incorporation and amendments thereto (incorporated by reference to Exhibit 3(A) to Arvin's Form 10-K for its fiscal year ended December 30, 1990).

   3-2       Amended and Restated By-Laws (incorporated by reference to
             Exhibit 3(ii) to Arvin's Form 8-K dated May 10, 1996).

   4-1 Amended and Restated Articles of Incorporation and amendments thereto (See Exhibit 3-1).

   4-2       Amended and Restated By-laws (See Exhibit 3-2).

   4-3 Rights Agreement between the Company and Harris Trust and Savings Bank, as amended (incorporated by reference to Arvin's Current Report on Form 8-K dated May 10, 1996, Arvin's Current Report on Form 8-K dated June 16, 1986 and Arvin's Current Report on Form 8-K dated February 28, 1989).

   4-4 Indenture, dated as of July 3, 1990, between Arvin and Harris Trust and Savings Bank, as trustee, as amended by First Supplemental Indenture dated as of March 31, 1994, relating to the senior debt securities (incorporated by reference to Exhibit 4-4 to Arvin's Registration Statement on Form S-3, no. 33-53087).

   4-5 Form of Indenture to be entered into between Arvin and a trustee to be identified, relating to the subordinated debt securities.

   4-6 Form of Deposit Agreement, including form of depositary receipt for depositary shares (incorporated by reference to Exhibit 4-6 to Arvin's Registration Statement on Form S-3, no. 33-53087).

   4-7 Form of debt warrant agreement (incorporated by reference to Exhibit 4-7 to Arvin's Registration Statement on Form S-3, no. 33-53087).

   4-8 Form of equity warrant agreement (incorporated by reference to Exhibit 4-8 to Arvin's Registration Statement on Form S-3, no. 33-53087).

   4-9*      Form of Purchase Contract Agreement.

   4-10*     Form of Pledge Agreement.

   4-11*     Form of Remarketing Agreement.

   5-1*      Opinion of Schiff Hardin & Waite.

   12-1 Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends




             (incorporated by reference to Exhibit 12 to Arvin's Form 10-K for its fiscal year ended January 3, 1999).

   23-1      Consent of PricewaterhouseCoopers LLP.

   23-2      Consent of Schiff Hardin & Waite (to be included in Exhibit
             5-1).

   24-1 Power of Attorney is included below, beginning immediately prior to "Signatures.

   25-1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of trustee for senior indenture.

   -------------------
   *  To be filed by amendment.


   ITEM 17. UNDERTAKINGS.

       (a)  The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective



   amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
   Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                              POWER OF ATTORNEY

       Each person whose signature appears below appoints V. William Hunt, Ronald R. Snyder and Richard A. Smith, or any of them, as such person's true and lawful attorney-in-fact and agent, to sign, in the name of each such person, and file any amendments (including post-



   effective amendments) to this registration statement that any of such attorneys-in-fact shall deem necessary or advisable, which amendments may make such changes in such registration statement as any of the above-named attorneys-in-fact deems appropriate, together with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission; and to sign, in the name of each such person, and file any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, together with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned hereby ratifies all that any of said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

                                 SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbus, State of Indiana, on this 3rd day of May, 1999.



                        ARVIN INDUSTRIES, INC.

                  By:      /s/ V. William Hunt
                        ---------------------------------
                        V. William Hunt
                        Chairman, President and Chief Executive Officer



       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURE                         TITLE                             DATE
     -----------------------------     ------------------------          ------------------
         /s/ V. William Hunt           Chairman, President, Chief
     ------------------------------    Executive Officer and Director    May 3, 1999
          V. William Hunt


         /s/ Richard A. Smith          Vice President-Finance, Chief
     ------------------------------    Financial Officer and Director    February 11, 1999
          Richard A. Smith


         /s/ William M. Lowe, Jr.      Controller and Chief
     ------------------------------    Accounting Officer                February 11, 1999
          William M. Lowe, Jr.




          /s/ Joseph P. Allen
     ------------------------------    Director                          February 11, 1999
          Joseph P. Allen


         /s/ Steven C. Beering
     ------------------------------    Director                          February 11, 1999
          Steven C. Beering


         /s/ Joseph P. Flannery
     ------------------------------    Director                          February 11, 1999
          Joseph P. Flannery


         /s/ Robert E. Fowler
     ------------------------------    Director                          May 3, 1999
          Robert E. Fowler


          /s/ William D. George
     ------------------------------    Director                          February 11, 1999
          William D. George


         /s/ Ivan W. Gorr
     ------------------------------    Director                          February 11, 1999
          Ivan W. Gorr


         /s/ Richard W. Hanselman
     ------------------------------    Director                          February 11, 1999
          Richard W. Hanselman


         /s/ Don J. Kacek
     ------------------------------    Director                          February 11, 1999
          Don J. Kacek


         /s/ Frederick R. Meyer
     ------------------------------    Director                          February 11, 1999
          Frederick R. Meyer


         /s/ Arthur R. Velasquez
     ------------------------------    Director                          February 11, 1999
          Arthur R. Velasquez


         /s/ Carolyn Y. Woo
     ------------------------------    Director                          May 3, 1999
          Carolyn Y. Woo





                                                               42